Lake Shore Bancorp, Inc. 8-K

Exhibit 99.1

For release: January 11, 2012
For information contact:
Lake Shore Bancorp, Inc.
Daniel Reininga, President and CEO
716-366-4070
daniel.reininga@lakeshoresavings.com

Lake Shore Bancorp Welcomes Two New Members to Board of Directors

Michael E. Brunecz, Chairman of the Board of Directors for Lake Shore Bancorp, Inc. (the “Company”), announced  that Susan C. Ballard and Kevin M. Sanvidge have accepted positions on the Company’s Board of Directors. "We’re delighted that Susan and Kevin will be joining the Company’s Board of Directors." said Mr. Brunecz. “Susan’s experience in the real estate industry and Kevin’s management knowledge will be invaluable as the Company continues its program of expansion in Western New York.”

Ms. Ballard is currently Vice President of Patrick Custom Homes, a residential construction and real estate development company in East Amherst, New York. She directs residential sales, production and warranty servicing operations.  Ms. Ballard is Past President of the Rotary Club of Clarence, President Elect of the Buffalo Niagara Builders Association and a past member of the Board of Directors of the Clarence Chamber of Commerce, the Buffalo Niagara Builders Association, and the Clarence Senior Center. She is a member of Partners for a Livable Western New York, The Buffalo Smart Growth Coalition, The Coalition of Community Building, and served on the Clarence Community Planning Task Force. She also serves as a mentor at the Clarence Middle School.  Ms. Ballard has a Bachelor’s of Business Administration degree from the University of Notre Dame.

Mr. Sanvidge was formerly Executive Vice President of Administration and Supply Chain at Cliffstar Corporation, a private label juice and beverage manufacturer.  In this position, Mr. Sanvidge was responsible for Supply Chain, Information Service, Customer Service, Logistics, Human Resources, Quality Assurance and Grower Relations.  Mr. Sanvidge is a member of the Board of Directors of ECR International and serves as Chairman of the Compensation Committee.  He also served as the Chautauqua County Chamber of Commerce Chairman of the Board of Directors and is currently the Chair of the Public Policy Committee.  He is a past board member of the Jamestown Community College North Campus Advisory Board, and the Jamestown Community College Foundation Board. Mr. Sanvidge holds a Bachelor’s of Arts degree in Economics and Political Science from Concordia University and has completed the Executive Management Seminar at Rensselaer Polytechnic Institute.

Lake Shore Bancorp, Inc. had total assets of $493.8 million as of September 30, 2011 and is the parent company of Lake Shore Savings Bank, a community-oriented financial institution headquartered in Dunkirk, New York with full-service branch locations in Dunkirk, Fredonia, Jamestown, Lakewood, Westfield, Orchard Park, East Amherst, Kenmore, Depew and Hamburg.  The branches offer a broad array of retail and commercial lending and deposit services.  Lake Shore Bancorp’s common stock is traded on the NASDAQ Global Market as “LSBK”. Additional information about the Company is available at www.lakeshoresavings.com.